UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported event):  February 4, 2015

FLUOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-16129	33-0927079
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

6700 Las Colinas Boulevard Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

(469) 398-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)                                 On February 4, 2015, Mr. Dean R. O’Hare, a current member of the Fluor Corporation Board of Directors (the “Board”) and the Governance and Organization and Compensation Committees of the Board, notified Fluor Corporation (the “Corporation”) of his decision to retire from the Board, effective April 28, 2015, in accordance with the Board’s retirement policy.

On February 4, 2015, Mr. James T. Hackett, a current member of the Board and the Audit and Organization and Compensation Committees of the Board, notified the Corporation of his decision not to stand for reelection at the upcoming annual meeting.  His resignation is effective April 28, 2015.

On February 5, 2015, the Board voted to decrease the size of the Board from thirteen to eleven members, effective April 28, 2015.

(e)                                  On February 4, 2015, the Organization and Compensation Committee of the Board made several modifications to the Corporation’s compensation programs.  A summary of the changes is as follows:

Value Driver Incentive Awards.  As part of the Corporation’s long-term incentive program, the Corporation grants stock-based awards under the Corporation’s Value Driver Incentive Program (“VDI Awards”).  The VDI Awards are designated as performance units at grant, with the number of awards increased or decreased at the end of a performance period.  Previously, the VDI Awards (i) had a one-year performance period, (ii) vested over an additional two years, with the value of the award fluctuating with the stock price over that period and (iii) were payable in stock or cash (if the individual met his or her share ownership guidelines).  Additionally, performance criteria and relative weightings were (i) 60% based on new awards gross margin dollars and (ii) 40% based on new awards gross margin percentage.

Effective for VDI Awards to be granted in 2015, with respect to the chief executive officer and his direct reports, the number of earned awards will be determined at the end of a three-year performance period and will be based on two equally weighted measures: (i) three-year cumulative earnings per share and (ii) three-year average annual return on assets employed (“ROAE”).  Awards will be paid when earned at the end of the three-year period (i.e., there will be no additional vesting period).  In addition, for all grantees of VDI Awards, one hundred percent of the earned award will be paid in shares; and dividends will be credited quarterly, with such dividends converted to additional shares at the end of the performance period and paid only on shares actually earned based on performance.

Annual Incentive Awards.  Cash-based annual incentives are payable to executive officers to reward them for performance during the prior year.  Previously, ROAE was one of the performance targets, the relative weighting of which depended on the executive officer’s position.  Effective for the annual incentive awards granted in 2015, the ROAE performance measure will be replaced with an operating cash flow performance measure.

Stock-Based Awards.  Previously, VDI Awards and other stock awards provided for accelerated vesting upon a qualifying termination within two years of a change of control (a “double trigger event”) only if they had been held more than one year from the date of grant upon such double trigger event.  Effective for VDI Awards and stock grants made in 2015, awards will continue to vest only upon a double trigger event, but will vest regardless of whether they have been held for a year from the date of grant.  Accelerated VDI Awards with the three-year performance period will be paid at target performance levels upon a double trigger event.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 9, 2015	FLUOR CORPORATION

	By:	/s/ Carlos M. Hernandez
Carlos M. Hernandez
Chief Legal Officer and Secretary